LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made on this 22 day of May, 2008 (the “Effective Date”) between Wintec Industries, Inc., a California corporation with a principal place of business at 675 Sycamore Drive, Milpitas, CA 95035 (“Company”)

AND

IntelligenTek, a California corporation with a principal place of business at NASA Research Park, MS 19-46H, Moffet Field, CA 94035 (“Licensor”).

1. Definitions:

In this Agreement the following words and expressions shall have the meaning hereby assigned to them except where the context otherwise requires.

1.1

Documentation means the documentation accompanying the Software that provides details on the functionality of the Software.

1.2

Gold Master means a master copy of the Software in object code form, to be used in making electronic reproductions of the Software.

1.3

Intellectual Property Rights refers to intellectual property or proprietary rights, including but not limited to copyright rights (including rights in audiovisual works), patent rights (including patent applications and disclosures), rights of priority, mask work rights, and trade secret rights, recognized in any country or jurisdiction in the world.

1.4

License Key means the access code or number that Licensor provides to Company that permits use and access of the Software.

1.5

Other Territories or Other Territory shall have the meaning set forth in Section 2.3.

1.6

Software shall mean the software known as “Object Tracking,” as more particularly described on Exhibit A (Software).

2.

License Grants

2.1

Distribution License.  In accordance with the terms of this License Agreement, Licensor hereby grants to Company under Licensor’s Intellectual Property Rights a royalty-free license to (i) reproduce the Gold Master and use and distribute to end users in the United States or Other Territories copies of the Software in object code form and (ii) reproduce and distribute to end users copies of the Documentation in connection with the distribution of the Software.

2.2

Exclusivity.  The license set forth in Section 2.1 above shall be exclusive to Company in the United States; provided, however, that Licensor shall have the right, on notice to Company, to convert the foregoing license to a non-exclusive license if Company does not purchase the equivalent of at least one hundred thousand (100,000) one (1) camera License Keys from Licensor within twelve (12) months of the initial delivery date of the Gold Master to Company.  For the avoidance of doubt, the foregoing shall not affect Company’s rights under Section 2.3.

2.3

Right of First Refusal.  If Licensor desires to enter into an agreement to provide a third party with exclusive rights under Licensor’s Intellectual Property Rights to reproduce the Gold Master and use and distribute copies of the Software in any country other than the United States (the “Other Territories” or “Other Territory”), then Licensor shall notify Company in writing and Company shall have the right to enter into an agreement with Licensor within sixty (60) days after such notification for such exclusive rights in the specific Other Territory on the same or better terms as offered by Licensor to the third party.

2.4

End Users.  Company will enter into a software license agreement with end users governing their use of the Software so as to protect Licensor and Company from the unauthorized use and duplication of the Software and to protect Licensor’s Intellectual Property Rights.

3.

Ordering, Delivery and Acceptance.

3.1

Ordering and Delivery.  Licensor shall deliver the Gold Master of the Software together with the Documentation on the Effective Date.  Company shall place orders with Licensor for License Keys.  Company hereby places an initial order for the equivalent of two thousand (2000) one (1) camera License Keys at Twenty Five dollars per license ($25.00).  Licensor shall accept all orders for License Keys within five (5) days of receipt.  Deliveries of License Keys shall be made on a CD-ROM DDP (Incoterms) at the Company’s designated delivery location in Company’s order.  Subsequent orders will be placed in minimum quantities of the equivalent of one thousand (1000) one (1) camera License Keys.  Orders may be placed in any multiples of one, two, three and/or four camera License Keys totaling the minimum quantity of equivalent one (1) camera License Keys.

3.2

Acceptance.  Company will have a period of thirty (30) days to test and evaluate the Software in order to ensure that the Software conforms to the Documentation accompanying the Software.  In the event that the Software does not conform to the Documentation (such non conformance will be referred to as “Deficiencies”), Company will notify Licensor in writing describing the Deficiencies in reasonable detail to allow Licensor to rectify the Deficiencies.  If no notification is filed within (30) days following the delivery of the Gold Master (“Acceptance Period”), such Software will be deemed accepted.  Promptly upon receiving a notification regarding any Deficiencies, but in no event later than five (5) days, Licensor will correct the Deficiencies so that the Software conforms to the Documentation.  This procedure shall repeat itself until the Software is accepted or deemed accepted.

4.

Ownership.  The Software, Documentation and all Intellectual Property Rights therein will be the sole and exclusive property of Licensor, subject to the licenses granted to Company in Section 2 above.

5.

Fees. Company will pay Licensor a fee of twenty-five dollars ($25.00) per one (1) camera License Key, fifty dollars ($50.00) per two (2) camera License Key, seventy-five dollars ($75.00) per three (3) camera License Key and one hundred dollars ($100) per four (4) camera License Key.  Payment is due upon Company’s receipt of the Gold Master and License Keys for the first two thousand (2000) one (1) camera equivalent License Keys.  Thereafter, Company will pay Licensor the fee specified in this section for each License Key ordered by Company, within sixty (60) days from Licensor’s invoice date.

6.

Confidentiality

6.1

Definition.  Confidential Information refers to:  (i) the source code of the Software, and any related Documentation or technical or design information related to the Software; (ii) the business or technical information of a party, including but not limited to any information, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know how; (iii) any information designated by a party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (iv) the terms and conditions and existence of this Agreement.

6.2

Exclusions of Confidential Information.  “Confidential Information” will not include information that:  (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party.

6.3

Use and Disclosure Restrictions.  Each party, as the receiving party, will, during the term of this Agreement and perpetually after termination or expiration of this Agreement, refrain from using the disclosing party’s Confidential Information except as contemplated herein, and from disclosing such Confidential Information to any third party except to employees as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees).  However, the receiving party may disclose Confidential Information of the disclosing party:  (i) pursuant to the order or requirements of a court, administrative agency, or other governmental body, provided that the receiving party gives reasonable notice to the disclosing party to contest such order or requirement; and (ii) on a confidential basis to legal or financial advisors.  Licensor may provide this Agreement and other financial and performance related information pertaining to this License with the Company to lenders, investors and prospective lenders and investors.

7.

Support and Training.  At no additional cost to Company, Licensor shall provide reasonable amounts of second level support on the use of the Software to Company as set forth on Exhibit B (Support).  Upon Company’s request, Licensor shall train Company personnel to provide first level support to Company’s end user customers as set forth on Exhibit B (Support).

8.

Escrow.  Within ten (10) days of the Effective Date, Licensor agrees that it will enter into a source code escrow agreement in the form set forth on Exhibit C with an independent, reputable and mutually agreed third party source code escrow agent for the escrow of the Software source code and Licensor shall maintain such escrow during the term of this Agreement.  Such agreement will name Company as a beneficiary to such account and will include release triggers that include no less than: bankruptcy or liquidation or similar proceeding, failure to support the Software, and cessation of business.  Company shall pay all setup and other costs for the escrow.  Licensor hereby grants Company the right and license to use the Software source code solely for support and maintenance purposes and to continue to exercise the license rights granted to Company herein; provided, that Company covenants not to exercise such license until and unless there is a release of the Software source code.

9.

Term and Termination

9.1

Term.  This Agreement commences on the Effective Date and, unless earlier terminated in accordance with this Section 9, will continue in perpetuity until terminated hereunder.

9.2

Termination for Cause.  Licensor shall have the right to terminate this Agreement if Company fails to purchase a minimum of forty thousand (40,000) one (1) camera License Key equivalents in the first year or any subsequent years of the Term.  Either party will have the right to terminate this Agreement if:  (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

9.3

Effect of Termination and Survival.  The following provisions will survive termination of this Agreement for any reason: Section 1 (Definitions), Section 4 (Ownership), Section 6 (Confidentiality), Section 9 (Term and Termination), Section 10 (Representations and Warranties), Section 11 (Indemnification), Section 12 (Limitation of Liability), and Section 13 (General).  Upon the termination of this Agreement, Company shall have the right to distribute copies of the Software and License Keys previously delivered and purchased by Company and in Company’s inventory.

10.

Representations and Warranties

Licensor represents and warrants that (i)  Licensor is the sole and exclusive owner of all right, title, and interest in the Software, subject only to the rights granted or assigned herein to Company; (iii) Licensor has not previously granted and will not grant any rights in the Software to any third party which are inconsistent with the rights granted to Company; (iv) Licensor has sufficient rights to Software to grant to Company the rights set forth in this Agreement, and Company’s exercise of such rights will not constitute an infringement of any Intellectual Property Rights of any third party; and (v) Licensor has full power to enter into this Agreement, to carry out its obligations hereunder and to grant the rights herein granted to Company.

11.

Indemnification

Licensor will at its expense defend, indemnify and hold harmless Company from and against, and will pay all costs and damages made in settlement or awarded against Company resulting from, a claim that the Software infringes or misappropriates the Intellectual Property Rights of any third party or breaches the representations and warranties in Section 10 above.  Company will (i) give prompt written notice of any such claim; (ii) allow Licensor to direct the offense and settlement of the claim; and (iii) provide Licensor with the authority, information, and assistance that Licensor deems reasonably necessary for the defense and settlement of the claim.  Notwithstanding the preceding sentences, Licensor will have no liability for any infringement or misappropriation claim to the extent it is based on the modifications of the Software by Company or Company’s combination of the Software with non-Licensor hardware or software, if the claim would have been avoided had the Software, not been so modified or so combined.

12.

Limitation of Liability

12.1

Consequential Damages.  EXCEPT WITH RESPECT TO SECTION 6 ABOVE OR LICENSOR’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, OR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND (WHETHER OR NOT FORESEEABLE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH DAMAGES ARE BASED (INCLUDING NEGLIGENCE).

12.2

Direct Damages.  IN NO EVENT SHALL COMPANY’S OR LICENSOR’S AGGREGATE LIABILITY ARISING UNDER THIS AGREEMENT EXCEED THE AMOUNT OF THE FEES PAID BY COMPANY TO LICENSOR HEREUNDER.

13.

General

13.1

Compliance With Laws.  Both parties will comply with all laws and regulations applicable to its activities under this Agreement.  Without limiting the foregoing, both parties will:  (i) comply with all United States Department of Commerce and other United States export controls with respect to the subject matter hereof; and (ii) not produce or distribute any software products, or any technical data in any country where such production or distribution would be unlawful.

13.2

Governing Law.  This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of provisions relating to choice of law.  Any litigation arising under this Agreement will be brought in the federal or state courts of the Northern District of California. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

13.3

Equitable Relief.  Due to the proprietary and sensitive nature of this Agreement, either party will be entitled to seek preliminary or other injunctive or equitable relief to remedy any actual or threatened dispute arising from any actions in breach of any of obligations under this Agreement.

13.4

Public Announcements.  Licensor will not make any public announcement or press release regarding this Agreement or any activities performed under this Agreement without the prior written consent of Company, not to be unreasonably withheld.

13.5

Waiver and Modification.  Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

13.6

Severability.  If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

13.7

Notices.  All notices required or permitted under this Agreement will be in writing, with reference this Agreement and will be deemed given:  (i) when sent by facsimile confirmed by registered or certified mail; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) three (3) working days after deposit with a commercial overnight carrier, with written verification of receipt.  All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notices to the other party pursuant to this Section 13.7:

Company: Wintec Industries, Inc.

675 Sycamore Drive

Milpitas, CA 95035

Attention: Donald Yu

Facsimile: (408) 856-0501

Licensor: IntelligenTek

NASA Research Park

MS 19-46H

Moffett Field, CA 94035

Attention: Danny Fang

Facsimile: 650-254-0331

13.8

Delays Beyond Control.  Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance, cause by reasons beyond such party’s reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

13.9

Assignment.  Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party.  Any attempted assignment will be void.  Notwithstanding the foregoing, Company or Licensor shall have the right to assign or transfer this Agreement to a successor in interest by way of merger, acquisition or other transfer of all or substantially all of the parties’ assets to which this Agreement relates.  Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

13.10

No Third Party Beneficiaries.  Except as expressly provided herein to contrary, no provisions of this Agreement, expresses or implied, are intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement.  This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

13.11

Entire Agreement.  This Agreement, including all Exhibits constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

The duly authorized representatives of Company and Licensor having executed this Agreement as of the Effective Date:

WINTEC INDUSTRIES, INC.:

INTELLIGENTEK CORPORATION:

By: /s/	Donald Yu	By: /s/	Danny Fang
Name:	Donald Yu	Name:	Danny Fang

Title:	CEO	Title:	CEO

Exhibit A:  Software

The Object Tracking software is designed to continuously receive images from a video camera connected to an IBM compatible PC and enable motion detection, object left detection and object removed detection.  There are two versions of the Object Tracking Software, a standalone PC version with GUI and an API version designed to operate in conjunction with a system integrator’s software.  The Software is designed to support simultaneously up to four (4) cameras and the user may identify up to five (5) limited sized zones on the screen for detection actitivity.   The user may set what action/alerts the software should take if an event were to occur in a monitored zone including setting alarms, and enabling telephone and/or internet notification.  A limited number of manufacturer’s cameras are supported.  CCTV cameras require a third party supplied video to IP/USB adapter.  IP cameras must be supported by the Milestone SDK software.  Webcams are supported.

A Gold Master of the Software will be provided to the Company.  Company will duplicate and distribute the object code to End Users.  License Key(s) will be provided to the Company in 1, 2, 3, or 4 simultaneous camera versions.  Licensor will maintain a validation/authorization website with a list of Licensed Keys and will validate and authorize use of the Software when the End-User initializes their software.

Exhibit B: Support

First Level Support-  Basic training in the use and operation of the Software designed to enable Company’s representatives to support End-Users.   Company will be responsible for providing End-User support.  Licensor will provide up to four (4) training sessions per year at Company’s principal place of business.

Second Level Support-  Advanced technical training necessary for troubleshooting software installation difficulties and supporting API development.  Licensor will train two (2) qualified programmers of Company to provide Second Level Support to End-Users.

Exhibit C: Escrow Agreement

(See attached)